As filed with the Securities and Exchange Commission on November 13, 2001
                                                        Registration No. 333-___
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              -----------------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                                  EQUITEX, INC.
                 (Exact name of Registrant specified in charter)

                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                   84-0905189
                      (I.R.S. Employer Identification No.)

                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
    (Address, including zip code, and telephone number, including area code,
                   Registrant's principal executive offices)

                      HENRY FONG, PRESIDENT, TREASURER AND
                             CHIEF FINANCIAL OFFICER
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
 (Name, address and telephone number, including area code, of agent for service)

        Copies of communication, including all communication sent to the agent for service, should be sent to:

                              JOHN W. KELLOGG, ESQ.
                              RACHANA SASTRY, ESQ.
                  FRIEDLOB SANDERSON PAULSON & TOURTILLOTT, LLC
                          1400 GLENARM PLACE, SUITE 300
                             DENVER, COLORADO 80202
                                 (303) 571-1400

              -----------------------------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

              -----------------------------------------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Title of each class of securities to      Amount to be          Proposed              Proposed           Amount of
           be registered                 registered (1)          maximum              maximum          registration
                                                             offering price          aggregate              fee
                                                                per share          offering price
--------------------------------------------------------------------------------------------------------------------
Common Stock                              9,671,848 (2)           $4.00 (3)         $38,687,392             $9,672
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Weighted Average Warrants
Granted in Connection with the
Acquisitions of Nova Financial
Systems, Inc. and Key Financial               3,933,350           $5.65 (4)         $22,223,428             $5,556
Systems, Inc.
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Nominal
Warrants Granted in Connection
with the Acquisitions of Nova
Financial Systems, Inc. and Key                 990,134           $0.02 (5)             $19,803                 $5
Financial Systems, Inc.
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants Granted in Connection
with the Series H 8% Convertible                471,800               $5.78          $2,727,004               $682
Preferred Stock Issuance
--------------------------------------------------------------------------------------------------------------------
Common Stock to be Issued Upon
Conversion of Series I 6%                     2,057,142           $4.00 (3)          $8,228,568             $2,057
Convertible Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants Granted in Connection
with the Issuance of Series I 6%
Convertible Preferred Stock of                  292,500           $5.25 (6)          $1,535,625               $384
August 3, 2001
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants Granted in Connection
with the Issuance of  Series I 6%
Convertible Preferred Stock of                   17,500           $5.25 (6)             $91,875                $23
August 6, 2001
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants Granted in Connection
with the Issuance of  Series I 6%
Convertible Preferred Stock of                   90,000           $5.32 (7)            $478,800               $120
August 8, 2001
--------------------------------------------------------------------------------------------------------------------
TOTAL                                        17,524,274                             $73,992,495            $18,499
--------------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminable number of shares of common stock as may be issuable by reason of the anti-dilution provisions of such warrants.

(2) Shares of common stock issued pursuant to the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc., the conversions of 2,359 shares of Series H 8% Convertible Preferred Stock and 400 shares of Series I 6% Convertible Preferred Stock.

(3) Pursuant to Rule 457(c) the offering price per share and aggregate offering price are based upon the average closing bid price of Equitex's common stock as quoted on the Nasdaq SmallCap Market on November 9, 2001.

(4) Pursuant to the warrant agreements executed between Equitex and the selling securityholders dated August 3, 2001, the exercise price of the weighted average warrants issued in connection with the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc. is $5.65.

(5) Pursuant to the warrant agreements executed between Equitex and the selling securityholders dated August 3, 2001, the exercise price of the nominal warrants issued in connection with the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc. is $0.02.

(6) Pursuant to the registration rights agreement executed between Equitex and the selling securityholders, the warrant exercise price is equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 3, 2001 and August 6, 2001 are exercisable at $5.25 per share.

(7) Pursuant to the registration rights agreement executed between Equitex and the selling securityholders, the warrant exercise equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 8, 2001 are exercisable at $5.32 per share.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              --------------------

                  Subject to Completion Dated November __, 2001



                                  EQUITEX, INC.


            17,524,274 SHARES OF COMMON STOCK TO BE OFFERED AND SOLD
                         BY THE SELLING SECURITYHOLDERS

--------------------------------------------------------------------------------


     This is a public offering of shares of common stock of Equitex, Inc. by the selling securityholders. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholders.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On November 9, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $4.00 per share.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.


                ------------------------------------------------


    AN INVESTMENT IN THE STOCK OF EQUITEX INVOLVES A HIGH DEGREE OF RISK. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 8.


                ------------------------------------------------



     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                ------------------------------------------------



                The date of this Prospectus is November __, 2001

                                Table of Contents



         Where You Can Find More Information.................................-3-

         Forward-Looking Statements..........................................-4-

         Equitex, Inc........................................................-5-

         Recent Developments.................................................-5-

         Risk Factors........................................................-8-

         Description of Capital Stock.......................................-15-

         Selling Securityholders............................................-17-

         Plan of Distribution...............................................-21-

         Indemnification Provided in Connection with the
          Offering by the Selling Securityholders...........................-22-

         Legal Matters......................................................-22-

         Experts............................................................-22-

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

         o New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; or

         o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-(800)-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their shares or until the registration rights of the selling securityholders expire. This prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-_____).


          FILING                                   PERIOD
Annual Report on Form 10-K/A........ For the Year ended December 31, 2000
The Description of our Common Stock. Registration Statement on Form 8-A filed with the Commission July 21, 1983
Quarterly Report on Form 10-Q....... For the Quarter ended March 31, 2001
Quarterly Report on Form 10-Q/A-2... For the Quarter ended June 30, 2001 Definitive Proxy Statement for
Special Meeting on Schedule 14A .... Filed with the Commission on May 16, 2001
Current Report on Form 8-K/A........ Filed with the Commission on October 22,
                                     2001

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:


                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholders will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

         We are a holding company that operates through our wholly-owned subsidiaries, Key Financial Systems, Inc., a Florida corporation, and Nova Financial Systems, Inc., a Florida corporation. Key Financial Systems and Nova Financial Systems are financial companies that specialize in selling credit card programs designed for high credit risk clients. Key Financial Systems and Nova Financial Systems are also full service organizations, that provide credit card portfolio management services, including automated application processing, customer service, mediation, collection services, risk management, accounting and management information systems.

         Key Financial Systems was established in Clearwater, Florida in June 1997 to design, market and service credit card products aimed at the sub-prime credit market. In late 1998, the sister company, Nova Financial Systems was formed to provide the same services as Key Financial Systems for Key Financial Systems' second bank client.

         Key Financial Systems actively markets the Pay As You Go credit card program with Net 1st National Bank. Under its contracts with Key Bank & Trust and Net 1st National Bank, Key Financial Systems has 100 percent loan participation interest in the Pay As You Go portfolios. The net loan balances on each portfolio is recorded by Key Financial Systems and all credit card income associated with each portfolio flows to Key Financial Systems under the agreement. Key Financial Systems is responsible for all losses and servicing costs including processing costs incurred on the portfolio with third party service providers and the bank client. Nova Financial Systems has the same type of relationship with Merrick Bank, with which Nova Financial Systems marketed the Pay As You Go until September of 1999.

         As of June 30, 2001, Key Financial Systems and Nova Financial Systems have processed over 1,043,000 credit card applications and have 112,782 active credit card accounts.

         As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result.

                               RECENT DEVELOPMENTS

NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         Subsequent to the completion of the spin-off and distribution, on August 6, 2001, we acquired Nova Financial Systems and Key Financial Systems, both companies that were under common control with nearly an identical ownership structure, in exchange for (i) 9,084,773 shares of our common stock, (ii) cash consideration of $5 million, (iii) warrants to acquire an aggregate of 990,134 shares of our common stock exercisable at $0.02 per share, and (iv) warrants to acquire an aggregate of 3,933,350 shares of our common stock exercisable at $5.65 per share.

         We operate Nova Financial Systems and Key Financial Systems as our subsidiaries.

SPIN-OFF AND DISTRIBUTION

         On August 6, 2001, we completed the distribution of all of our assets and liabilities into escrow for Equitex 2000, Inc. We concurrently distributed all of the outstanding shares of common stock of Equitex 2000 into escrow for our shareholders on the basis of one share of common stock of Equitex 2000 for each share of common stock of Equitex owned as of the record date for the distribution of July 20, 2001. The shares of Equitex 2000 common stock will be released from escrow upon the effectiveness of the Form 10 registration statement for Equitex 2000.

SERIES H 8% CONVERTIBLE PREFERRED STOCK

         On July 19, 2001, we completed a private placement for the issuance of 2,359 shares of Series H 8% Convertible Preferred Stock at a price of $1,000 per share for net proceeds of $2,359,000. On July 19, 2001, the outstanding 2,359 shares of Series H Convertible Preferred Stock converted into 471,800 shares of our common stock, $0.02 par value, and 471,800 warrants, each warrant to purchase one share of our common stock. Each warrant issued in connection with the Series H Convertible Preferred Stock private placement is exercisable until July 19, 2004 at an exercise price of $5.78. The proceeds from the Series H Convertible Preferred Stock offering were used to fund the cash portion of the purchase price for the Nova Financial and Key Financial acquisitions.

SERIES I 6% CONVERTIBLE PREFERRED STOCK

         On August 8, 2001 we completed a private placement for the issuance of 4,000 shares of our Series I 6% Convertible Preferred Stock and a warrant to purchase 400,000 shares of our common stock, $0.02 par value, at an aggregate price of $1,000 per share.

         The stated value of the Series I 6% Convertible Preferred Stock is $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I Convertible Preferred Stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I Convertible Preferred Stock will be automatically converted into common stock on the third anniversary of the date of the Series I 6% Convertible Preferred Certificate of Designations. The shares of Series I 6% Convertible Preferred Stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends.

         The warrants issued in connection with the Series I Convertible Preferred Stock offering will be exercisable until August 2, 2004 at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 3, 2001 are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 8, 2001 are exercisable at $5.32 per share.

         The proceeds from the Series I Convertible Preferred Stock offering were used to fund a portion of the cash portion of the purchase price for the acquisitions of Nova Financial Systems and Key Financial Systems, and all proceeds in excess of the amount required to complete the acquisitions were transferred to Equitex 2000 (see "Spin-Off and Distribution" above).

PROPOSED TRANSACTION WITH CHEX SERVICES, INC.

         On September 5, 2001, we signed a definitive agreement with Chex Services, Inc., the effectiveness of which is subject to the completion and acceptance of the related exhibits, disclosure schedules, final documentation and other customary pre-closing conditions. Pursuant to the definitive agreement, if the acquisition is consummated, we will acquire all of the capital stock of Chex Services in an all stock transaction. Chex Services is a financial services company that provides check cashing, automated teller machines, wire transfers, and credit/debit card cash advances to customers primarily at gaming establishments. Chex Services has been in business since 1992 with operations in more than 30 casinos and other gaming establishments.

PROPOSED TRANSACTION WITH MONEY CENTERS OF AMERICA, INC.

         On September 17, 2001, we signed a letter of intent to acquire Money Centers of America, Inc. from its current stockholders. Money Centers of America provides cash access, technology, and marketing services to the gaming and retail markets. Money Centers of America funds transfer systems allow casino patrons to access cash through check cashing, credit/debit card advances, automated teller machines and wire transfers. Money Centers of America owns a proprietary Cash Access System, which processes check, credit and debit card transactions, thereby reducing the need for third party vendors.

         Money Centers of America's Cash Access System would allow Chex Services (see "Proposed Transaction with Chex Services, Inc." above) to process its debit and credit card transactions in-house, thus eliminating the need for third party processors and their related fees.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK. YOU SHOULD BE AWARE THAT THE OWNERSHIP OF OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, THAT COULD ADVERSELY AFFECT THE VALUE OF YOUR HOLDINGS. WE ARE NOT MAKING, AND NO OTHER PERSON IS AUTHORIZED TO MAKE, ANY REPRESENTATION AS TO THE FUTURE MARKET VALUE OF OUR COMMON STOCK.

                  RISKS REGARDING OUR HISTORY AND ACQUISITIONS

WE HAVE HAD NET LOSSES IN THE PAST TWO YEARS AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT THIS YEAR.

         We incurred a net loss of approximately $12.5 million (a loss applicable to common stockholders of approximately $13.7 million) for the year ended December 31, 2000, compared to a loss of approximately $7.7 million (a loss applicable to common stockholders of approximately $11 million) for the year ended December 31, 1999, and recorded a net decrease in net assets resulting from operations of approximately $2 million for the year ended December 31, 1998 as a business development company. In addition, we had a net loss of approximately $3,981,000 for the six months ended June 30, 2001 (a loss applicable to common stockholders of approximately $4,264,000). There is no assurance that we will have a profit for the year ended December 31, 2001.

WE HAVE NOT CONSUMMATED CERTAIN RECENT MERGERS AND ACQUISITIONS AND WE CAN PROVIDE NO ASSURANCE THAT WE WILL SUCCEED WITH OUR RECENT ACQUISITIONS.

         We recently failed to consummate two acquisitions and one merger. On August 2, 2000, we announced that our agreement for the acquisition of First TeleBanc Corp. had expired. In addition, as a result of certain deficiencies noted in the operations of First TeleBanc Corp.'s operating bank, Net 1st National Bank, we withdrew our application with the Federal Reserve to become a bank holding company. On September 21, 2000, we agreed to terminate our agreement and plan of merger with Innovative Gaming Corporation of America. While we acquired First Bankers Mortgage Services, Inc. on August 23, 1999, we reached an agreement to rescind the acquisition on August 15, 2000, effective June 28, 2000. We can provide no assurance that the acquisitions of Nova Financial Systems and Key Financial Systems will prove to be successful.

WE HAVE ACQUIRED TWO COMPANIES THAT HAVE ENTERED US INTO NEW BUSINESSES AND THERE IS NO ASSURANCE THAT WE WILL SUCCEED IN THEIR CONTINUED MANAGEMENT AND OPERATIONS.

         Upon the acquisitions of Nova Financial Systems and Key Financial Systems, we entered into a new business that requires the investment of additional capital and the continuous involvement of senior management. Our entry into this new business has resulted in increased demands on our personnel and systems. An inability to customize and manage our new businesses could have a material adverse effect on our financial condition, results of operations and business prospects. Our ability to support and manage continued growth is dependent upon, among other things, our ability to attract and retain senior management for each our business, and our ability to hire, train, and manage our workforce successfully. We may not be able to successfully meet all of these challenges.

                      RISKS ASSOCIATED WITH OUR SECURITIES

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

         The conversion of outstanding preferred stock into approximately 2,086,538 shares of our common stock at an estimated average conversion price of $2.60 per share and the exercise of warrants and options into 8,916,834 shares of our common stock at an estimated average exercise price of $5.03 per share, which includes the warrants to purchase an aggregate of 4,923,484 shares of our common stock that were issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. Depending on the market price of our common stock at the time of the conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK TO OUR CURRENT STOCKHOLDERS.

         Our stockholders may experience dilution from the conversion of shares of our Series D, G and I Convertible Preferred Stock into approximately 2,086,538 shares of our common stock or 11.31% of the number of shares of common stock currently outstanding. The 725 outstanding shares of Series D 6% Convertible Preferred Stock would currently convert into approximately 278,846 shares of our common stock as of November 9, 2001, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date. The 1,100 outstanding shares of Series G Convertible Preferred Stock would currently convert into approximately 423,077 shares of our common stock as of November 9, 2001, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date. The 3,600 outstanding shares of Series I Convertible Preferred Stock would currently convert into approximately 1,384,615 shares of our common stock as of November 9, 2001, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D, G and I Convertible Preferred Stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I Convertible Preferred Stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

         o To the extent that the selling securityholders exercise their warrants and then sell common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holders to convert or exercise remaining Series D, G or I Convertible Preferred Stock into greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

         o Under the terms of our Series D, G and I Convertible Preferred Stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G or I Convertible Preferred Stock can create additional dilution to the existing holders of our common stock.

         o The conversion of the Series D, G and I Convertible Preferred Stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G or I Convertible Preferred Stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G or I Convertible Preferred Stock. The conversion ratio for issuing shares of our common stock in exchange for Series D 6% Convertible Preferred Stock is determined by dividing the stated value of the Series D 6% Convertible Preferred Stock by the conversion price, which is 65% of the market price of our common stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series G Convertible Preferred Stock is determined by dividing the stated value of the Series G Convertible Preferred Stock by the conversion price. The conversion price will be the lowest of:

         o        $6.50; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G Convertible Preferred Stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is November 9, 2001, the closing market price of our common stock on November 9, 2001 was $4.00, 65% of $4.00 is $2.60. Therefore, the lower of $6.50 and $2.60 is $2.60 and is the conversion price for our Series G Convertible Preferred
Stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series I Convertible Preferred Stock is determined by dividing the stated value of the Series I Convertible Preferred Stock by the conversion price. The conversion price will be the lowest of:

         o        $5.98; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I Convertible Preferred Stock drops to 50% of the market price.

                  For example and for illustrative purposes only, if the conversion date is November 9, 2001, the closing market price of our common stock on November 9, 2001 was $4.00, 65% of $4.00 is $2.60. Therefore, the lower of $5.98 and $2.60 is $2.60 and would be the conversion price for our Series I Convertible Preferred Stock.

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G and I Convertible Preferred Stock, based on the closing market price of our common stock on November 9, 2001.

----------------------------------------------------------------------------------------------------------------------------
Price per     Conversion       Aggregate       Conversion       Aggregate        Conversion       Aggregate      Percentage
share of       price of        number of        price of        number of         price of        number of          of
 common        Series D        shares of        Series G        shares of         Series I        shares of      outstanding
  stock       Convertible    common stock     Convertible      common stock     Convertible     common stock       common
               Preferred      convertible      Preferred       convertible       Preferred       convertible      stock (5)
               Stock (1)    from all Series    Stock (3)     from all Series     Stock (11)    from all Series      (10)
                             D Convertible                    G Convertible                     I Convertible
                               Preferred                     Preferred Stock                      Preferred
                               Stock (2)                           (4)                           Stock (12)
----------------------------------------------------------------------------------------------------------------------------
$4.00            $2.60          278,846          $2.60           423,077           $2.60          1,384,615        11.31%
----------------------------------------------------------------------------------------------------------------------------
$3.00            $1.95          371,795          $1.95           564,103           $1.95          1,846,154        15.08%
(6)
----------------------------------------------------------------------------------------------------------------------------
$2.00 (7)        $1.30          557,692          $1.30           846,154           $1.30          2,769,231        22.62%
----------------------------------------------------------------------------------------------------------------------------
$5.00            $3.25          223,077          $3.25           338,462           $3.25          1,107,692         9.05%
(8)
----------------------------------------------------------------------------------------------------------------------------
$6.00            $3.90          185,897          $3.90           282,051           $3.90           923,077          7.54%
(9)
----------------------------------------------------------------------------------------------------------------------------

(1)      The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 725 shares of Series D Convertible Preferred Stock, which have a stated value of $725,000, will be converted into common stock and there have been no prior conversions of the Series D Convertible Preferred Stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G Convertible Preferred Stock.

(4) Assumes that all 1,100 shares of Series G Convertible Preferred Stock, which have a stated value of $1,100,000, will be converted into common stock and there have been no prior conversions of the Series G Convertible Preferred Stock.

(5) Assumes 18,449,188 outstanding shares of our common stock prior to the conversion of the Series D, G and I Convertible Preferred Stock.

(6)      Reflects a 25% reduction from the average closing bid price of $4.00.

(7)      Reflects a 50% reduction from the average closing bid price of $4.00.

(8)      Reflects a 25% increase from the average closing bid price of $4.00.

(9)      Reflects a 50% increase from the average closing bid price of $4.00.

(10) The Certificates of Designation for the Series D, G and I Convertible Preferred Stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The limit is 1,404,489 for the Series D Convertible Preferred Stock and 1,421,389 for the Series G Convertible Preferred Stock. We must obtain stockholder approval to issue shares in excess of the 20% limitation or redeem any shares in excess of the 20% limitation at 125% of the stated value of those shares.

(11) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I Convertible Preferred Stock.

(12) Assumes that all 3,600 shares of Series I Convertible Preferred Stock, which have a stated value of $3,600,000, will be converted into common stock and there have been no prior conversions of the Series I Convertible Preferred Stock.

                        RISKS RELATED TO THE BUSINESS OF
                NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         THE RECENT ACQUISITIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS SUBJECT US TO THE FOLLOWING RISKS:

ONLY ONE BANK CURRENTLY OFFERS THE PAY AS YOU GO CREDIT CARD AND LOSS OF THAT RELATIONSHIP WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         The Pay As You Go Credit card is currently marketed only by Net 1st National Bank. If Net 1st National Bank ceases to market our card for any reason, we will have no ability to market the program, which will have a material adverse effect on our business and results of operations. Although we are seeking to obtain additional banks to market the program, we have been unsuccessful in these efforts and there is no assurance that we will be able to consummate or maintain additional marketing arrangements for the program.

SOCIAL, ECONOMIC AND GEOGRAPHIC FACTORS MAY AFFECT OUR RETENTION OF CREDIT CARD ACCOUNTS.

         The ability or willingness of cardholders to prepay credit cards may change from a variety of social, economic and geographic factors. Social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include the rates of inflation, unemployment rates and relative interest rates offered for various types of loans. As a result of these factors, our rate of retention of credit card accounts may vary.

CONSUMER PROTECTION LAWS MAY RESTRICT OUR ABILITY TO COLLECT RECEIVABLES AND MAINTAIN YIELD ON OUR PORTFOLIO.

         Federal and state consumer protection laws regulate the creation and enforcement of consumer loans. Congress and the states may enact additional laws and amend existing laws to regulate further the credit card and consumer revolving loan industry or to reduce finance charges or other fees or charges. These laws, as well as many new laws, regulations or rulings which may be adopted, may materially adversely affect our ability to collect the receivables or to maintain previous levels of finance charges or fees.

         Receivables also may be written off as uncollectible if a debtor seeks relief under federal or state bankruptcy laws.

OUR ABILITY TO GENERATE CREDIT CARD REVENUE IS DEPENDENT UPON RETAINING OLD CUSTOMERS AND OBTAINING NEW CUSTOMERS, AND THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN OUR EFFORTS.

         A significant portion of our revenue is derived from credit card fees charged on accounts. This revenue is directly tied to the number of active accounts in the portfolio. Continued generation of new fee revenue depends, in part, on the number of accounts or account balances lost to competing card issuers and our ability to designate new accounts. The credit card industry is highly competitive and we will compete with numerous other credit card providers for new accounts and for use of the credit cards.

         Credit card customers choose their credit card issuers largely on the basis of price, credit limit and other product features and once an account is originated, customer loyalty may be limited. Customers can and frequently do move accounts from one credit card issuer to another, or cease or limit use of one credit card in favor of another.

         The credit card and consumer revolving loan industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is increased use of advertising, target marketing, pricing competition, incentive programs and new credit card issuers seeking to expand or to enter the market and compete for customers. In addition, some of our competitors are now attempting to employ programs similar to the specialized marketing programs and information based strategies through which we have solicited new accounts.

MARKETING OF THE PAY AS YOU GO CREDIT CARD AND NET 1ST NATIONAL BANK WAS SUSPENDED FOR ONE MONTH AND THERE IS NO GUARANTEE THAT ANOTHER SUSPENSION WILL NOT OCCUR.

         On November 15, 2000, Key Financial Systems temporarily suspended marketing for Net 1st National Bank. This suspension was at the request of Net 1st National Bank to conform to the requirements of a Consent Order between Net 1st National Bank and the Office of the Comptroller of the Currency. Net 1st National Bank was required to obtain legal opinions that Key Financial Systems's credit card marketing and Pay As You Go program conform to all federal and state laws. The necessary opinions have been prepared and have been forwarded to the Office of the Comptroller of the Currency. On December 15, 2000, Net 1st National Bank notified Key Financial Systems to resume marketing the Pay As You Go credit card program. Despite Net 1st National Bank's compliance with all requirements, there is no assurance that the Office of the Comptroller of the Currency will not suspend marketing of this product in the future.

OUR EARNINGS ARE DEPENDENT UPON THE MARKETING AND ACCEPTANCE OF ONE PRODUCT.

         Nova Financial Systems and Key Financial Systems currently market one product, the Pay As You Go credit card. Our product may not be able to be successfully marketed or achieve customer acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience lower operating revenues, lower net revenues, lower cash flows and less liquidity.

TIMING OF PAYMENTS IS NOT CERTAIN.

         The receivables may be paid at any time. We cannot assure you that any particular pattern of accountholder payments will occur. In addition to other factors discussed above in this "Risk Factors" section, changes in finance charges can alter the monthly payment rates of accountholders.

The ability to change terms of the credit card accounts could alter payment patterns and reduce our earnings.

         As owner of a participation interest in the accounts, we have the right to change various account terms, including the fees and the required monthly minimum payment. If any fees are reduced, there could be a corresponding decrease in the collection of finance charges. In addition, changes in the account terms may alter payment patterns.

         We ordinarily will not reduce any fees, unless the issuing bank of our cards is required by law to do so or it determines that such reduction is necessary to maintain its credit card business on a competitive basis.

         We may change the terms of the accounts or our servicing practices, including the reduction of the required minimum monthly payment and the calculation of the amount or the timing of fees and charge offs, if we take the same action on our other substantially similar accounts.

         We have no restrictions on our ability to change the terms of the accounts except as described above. Changes in relevant law, changes in the marketplace, or prudent business practices could impel us to change account terms.

WE FACE INTENSE COMPETITION AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCT.

         We face intense and increasingly aggressive competition from other consumer lenders in all of our product lines. Many competitors are substantially larger and have greater financial resources than us, and customer loyalty is often limited. Competitive practices, such as the offering of lower interest rates and fees and the offering of incentives to customers, could hurt our ability to attract and retain customers.

         The Gramm-Leach- Bliley Act of 1999, which permits the affiliation of commercial banks, securities firms and insurance companies, may increase the number of competitors in the banking industry and the level of competition in providing banking products, including credit cards. To the extent that the Gramm-Leach-Bliley Act of 1999 promotes competition or consolidation among financial service providers active in the consumer credit market, we could experience increased competition for customers, employees and funding. However, we are unable to predict at this time the scope or extent of any such impact.

         In October 1998, the U.S. Justice Department filed a complaint against MasterCard International Incorporated, Visa U.S.A., Inc. and Visa International, Inc., asserting that the overlapping ownership and control of both the MasterCard and Visa associations by the same group of banks restrains competition between Visa and MasterCard in the market for general purpose credit card products and networks in violation of the antitrust laws. The government seeks as relief that only member banks "dedicated" to one association be permitted to participate in the governance of that association. In addition, the complaint challenges the rules adopted by both MasterCard and Visa that restrict member banks from joining American Express, Discover/Novus or other competing networks. MasterCard and Visa have stated that they consider the suit without merit and have denied the allegations of the complaint. If the lawsuit succeeds, neither the ultimate outcome of this litigation nor its effect on the competitive environment in the credit card industry can be predicted with any certainty.

WE COULD HAVE INCREASED DELINQUENCIES AND CREDIT LOSSES WHICH MAY REDUCE OUR EARNINGS.

         The delinquency rate on our consumer loans, as well as the rate at which our consumer loans are charged off as uncollectible, which are referred to as the "credit loss rate", may increase, depending on a number of factors, including (i) an increase in new accounts, which generally experience higher delinquency and credit loss rates, and (ii) an increase in the number of customers seeking protection under the bankruptcy laws. Increased delinquencies and credit losses could also occur in the event of a national or regional economic downturn or recession, or for other reasons. Unlike a traditional credit card portfolio, sub prime portfolios experience higher initial delinquency and first payment default rates. An increase in new accounts can significantly increase delinquency and loss rates.

WE ARE RELIANT ON CERTAIN VENDOR RELATIONSHIPS WHICH WE MAY NOT BE ABLE TO MAINTAIN.

         Our business depends on a number of services provided by third parties, including marketing, data processing, nationwide credit bureaus, postal and telephone service, bankcard associations and transaction processing services. A major disruption in one or more of these services could significantly hurt our operations.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

         Federal and state laws significantly limit the types of activities in which we and/or our subsidiaries will be permitted to engage. In addition, consumer protection and debtor relief laws limit the manner in which we may offer, extend, manage and collect loans. Congress, the States, and other jurisdictions in which we operate may enact new laws and amendments to existing laws that further restrict consumer lending, including changes to the laws governing bankruptcy, which could make it more difficult or expensive for us to collect loans, or impose limits on the interest and fees that we may charge our customers. Our earnings could also be hurt by changes in government fiscal or monetary policies, including changes in capital requirements and rates of taxation, and by changes in general social and economic conditions.

WE ARE DEPENDENT UPON OUR MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Our growth and profitability depend on our ability to retain key executives and managers, attract capable employees, maintain and develop the systems necessary to operate our businesses and control the rate of growth of our expenses. Expenses could significantly increase due to acquisition-related expenses, new product development, facilities expansions, increased funding or staffing costs and other internal and external factors.

WE FACE OTHER INDUSTRY RISKS RELATED TO THE FINANCIAL SERVICES INDUSTRY WHICH COULD AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

         We face the risk of fraud by accountholders and third parties, as well as the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products. The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card market. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in the products and services offered by e-commerce business. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect customer transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress, individual States and other jurisdictions could enact new laws regulating the electronic commerce market that could adversely affect us.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of November 9, 2001, 18,449,188 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

         The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

         The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

         Currently, we have the following series of preferred stock outstanding. The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D Convertible Preferred Stock has a stated value of $1,000 per share. The Series D 6% Convertible Preferred Stock ranks prior to the our common stock and pari passu with other series of preferred stock issued prior to the Series D 6% Convertible Preferred Stock and senior to any series of preferred stock issued after the Series D 6% Convertible Preferred Stock. The Series D 6% Convertible Preferred Stock entitles its holder to 6% annual dividends, payable quarterly. The Series D 6% Convertible Preferred Stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D 6% Convertible Preferred Stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D 6% Convertible Preferred Stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D 6% Convertible Preferred Stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D 6% Convertible Preferred Stock and divided by (iii) the applicable conversion price. As of November 9, 2001, 725 shares of Series D 6% Convertible Preferred Stock were outstanding.

o SERIES G 8% CONVERTIBLE PREFERRED STOCK. The Series G Convertible Preferred Stock has a stated value of $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G Convertible Preferred Stock is convertible, together with any accrued by unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G Convertible Preferred Stock shall be automatically converted into common stock on August 31, 2003. The Series G Convertible Preferred Stock are redeemable at our option at any time at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. As of November 9, 2001, 1,100 shares of Series G Convertible Preferred Stock were outstanding.

o SERIES I 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series I 6% Convertible Preferred Stock is $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I Convertible Preferred Stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I Convertible Preferred Stock will be automatically converted into common stock on the third anniversary of the date of the Series I 6% Convertible Preferred Certificate of Designations. The shares of Series I 6% Convertible Preferred Stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series I Convertible Preferred Stock offering will be exercisable until August 2, 2004, at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 3, 2001, are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 8, 2001, are exercisable at $5.32 per share. As of November 9, 2001, 3,600 shares of Series I Convertible Preferred Stock were outstanding.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, G and I Convertible Preferred Stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             SELLING SECURITYHOLDERS

         The following table lists the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all warrants owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the warrants.

         Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the warrants, which they own pursuant to the offering contemplated by this prospectus, and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the warrants offered by this prospectus may be offered from time to time by the selling securityholders named below.

--------------------------------------------------------------------------------------------------------------------------
    Selling         Shares of     Shares of      Shares of      Shares of         Total        Amount of      Percent of
securityholder        common    common stock   common stock    common stock    shares of     common stock    outstanding
     name             stock         to be          to be         received     common stock     owned by      common stock
                      owned      offered for   received upon    and to be     to be offered    security-      owned by
                     prior to     security-    conversion of  received upon   for security-     holder      securityholder
                       this       holder's       preferred     the exercise     holder's       after the      after the
                     offering     account          stock       of warrants      account        offering       offering
--------------------------------------------------------------------------------------------------------------------------
Anthony N. Amico          6,000     869,970                                      869,970          6,000             0.03%
--------------------------------------------------------------------------------------------------------------------------
John Ablahani, as                   445,153                         241,250      686,403
Trustee of the
DNAA Irrevocable
Trust Agreement
dated February 7,
1996
--------------------------------------------------------------------------------------------------------------------------
First Union                         578,699                         313,625      892,324
National Bank as
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number 1
--------------------------------------------------------------------------------------------------------------------------
AmSouth Bank, as                    578,699                         313,625      892,324
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number II
--------------------------------------------------------------------------------------------------------------------------
Thomas Little,                      578,699                         313,625      892,324
Esq., as Trustee of
the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number III
--------------------------------------------------------------------------------------------------------------------------
Laura Lipowski,                     578,699                         313,625      892,324
Esq., as Trustee of
the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number IV
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
    Selling         Shares of     Shares of      Shares of      Shares of         Total        Amount of      Percent of
securityholder        common    common stock   common stock    common stock    shares of     common stock    outstanding
     name             stock         to be          to be         received     common stock     owned by      common stock
                      owned      offered for   received upon    and to be     to be offered    security-      owned by
                     prior to     security-    conversion of  received upon   for security-     holder      securityholder
                       this       holder's       preferred     the exercise     holder's       after the      after the
                     offering     account          stock       of warrants      account        offering       offering
--------------------------------------------------------------------------------------------------------------------------
Shauna                              200,000                         579,869      779,869
Hoopingarner, as
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number V
--------------------------------------------------------------------------------------------------------------------------
Brett Fisher,                        90,856                          49,239      140,095
Shauna
Hoopingarner and
Susan Revels, as
Co-Trustees of the
First American
Management
Irrevocable Trust
Agreement of 2001
--------------------------------------------------------------------------------------------------------------------------
Northern Trust                       90,856                          49,239      140,095
Bank of Florida,
N.A., as Trustee of
the Hudson
Irrevocable Trust
Agreement of 2001
--------------------------------------------------------------------------------------------------------------------------
Northern Trust                       90,856                          49,239      140,095
Bank of Florida,
N.A., as Trustee of
the Pope
Irrevocable Trust
Agreement of 2001
--------------------------------------------------------------------------------------------------------------------------
Thomas C. Little,                    90,856                          49,239      140,095
Esq., as Trustee of
the Eagle One
Irrevocable Trust
Agreement
--------------------------------------------------------------------------------------------------------------------------
Charles R. Darst         38,500     863,597                         468,026    1,331,623         38,500             0.21%
--------------------------------------------------------------------------------------------------------------------------
Dia Erickson             33,300     863,597                         468,026    1,331,623         33,300             0.18%
--------------------------------------------------------------------------------------------------------------------------
Scott A. Lucas and                1,068,367                                    1,068,367
Susan Lucas, as
Tenants by the
Entirety
--------------------------------------------------------------------------------------------------------------------------
Scott A. Lucas            7,500                                     579,001      579,001          7,500             0.04%
--------------------------------------------------------------------------------------------------------------------------
Patricia Jersey                      89,031                          48,250      137,281
--------------------------------------------------------------------------------------------------------------------------
Robert Venniro            2,007      22,258                          12,063       34,321          2,007             0.01%
--------------------------------------------------------------------------------------------------------------------------
Frank Cantero                        22,258                          12,063       34,321
--------------------------------------------------------------------------------------------------------------------------
George Lutich                       133,546                          72,375      205,921
--------------------------------------------------------------------------------------------------------------------------
Richard Perez                       222,577                         120,625      343,202
--------------------------------------------------------------------------------------------------------------------------
John Ablahani                        89,031                          48,250      137,281
--------------------------------------------------------------------------------------------------------------------------
Marilyn Silvers                      89,031                          48,250      137,281
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
    Selling         Shares of     Shares of      Shares of      Shares of         Total        Amount of      Percent of
securityholder        common    common stock   common stock    common stock    shares of     common stock    outstanding
     name             stock         to be          to be         received     common stock     owned by      common stock
                      owned      offered for   received upon    and to be     to be offered    security-      owned by
                     prior to     security-    conversion of  received upon   for security-     holder      securityholder
                       this       holder's       preferred     the exercise     holder's       after the      after the
                     offering     account          stock       of warrants      account        offering       offering
--------------------------------------------------------------------------------------------------------------------------
David Giorgione                     178,061                          96,501      274,562
and Victoria
Giorgione, as
Tenants by the
Entirety
--------------------------------------------------------------------------------------------------------------------------
Michelle Rice                       178,061                          96,501      274,562
--------------------------------------------------------------------------------------------------------------------------
John Gordon                          89,031                          48,250      137,281
--------------------------------------------------------------------------------------------------------------------------
Brett Fisher                        178,061                          96,501      274,562
--------------------------------------------------------------------------------------------------------------------------
Leonard Solie                        44,515                          24,125       68,640
--------------------------------------------------------------------------------------------------------------------------
Henry Fong (1)          596,519      90,853                          49,239      140,092    596,519 (2)         3.23% (2)
                            (2)
--------------------------------------------------------------------------------------------------------------------------
Ralph Klein              50,000      45,428                          24,619       70,047         50,000             0.27%
--------------------------------------------------------------------------------------------------------------------------
Other Nova and          214,800     624,127                         338,244      962,371        214,800             1.16%
Key Selling
Securityholders (3)
--------------------------------------------------------------------------------------------------------------------------
Les Boelter               1,000       2,000                           2,000        4,000          1,000            0.005%
--------------------------------------------------------------------------------------------------------------------------
Joseph Bushman                       10,000                          10,000       20,000
--------------------------------------------------------------------------------------------------------------------------
F.D. Copp                45,000      10,000                          10,000       20,000         45,000             0.24%
--------------------------------------------------------------------------------------------------------------------------
Richard E. Dana                      10,000                          10,000       20,000
--------------------------------------------------------------------------------------------------------------------------
Ralph & Sharon                       60,000                          60,000      120,000
Klein
--------------------------------------------------------------------------------------------------------------------------
Edward J. Names          58,958      10,000                          10,000       20,000         58,958             0.32%
                            (4)                                                                     (4)
--------------------------------------------------------------------------------------------------------------------------
Charles J.  Petit                    10,000                          10,000       20,000
--------------------------------------------------------------------------------------------------------------------------
Dennis Staal             14,400      10,000                          10,000       20,000         14,400             0.08%
--------------------------------------------------------------------------------------------------------------------------
W.G. Securities,         15,700      18,800                          18,800       37,600         15,700             0.09%
L.P.
--------------------------------------------------------------------------------------------------------------------------
Other Series H 8%                   331,000                         331,000      662,000
Convertible
Preferred Stock
Selling
Securityholders (5)
--------------------------------------------------------------------------------------------------------------------------
Alpha Capital                                       628,571         110,000      738,571
Aktiengeselschaft
--------------------------------------------------------------------------------------------------------------------------
Wayne Mills                         115,275                          40,000      155,275
--------------------------------------------------------------------------------------------------------------------------
The Shaar Fund                                      914,286         160,000    1,074,286
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
    Selling         Shares of     Shares of      Shares of      Shares of         Total        Amount of      Percent of
securityholder        common    common stock   common stock    common stock    shares of     common stock    outstanding
     name             stock         to be          to be         received     common stock     owned by      common stock
                      owned      offered for   received upon    and to be     to be offered    security-      owned by
                     prior to     security-    conversion of  received upon   for security-     holder      securityholder
                       this       holder's       preferred     the exercise     holder's       after the      after the
                     offering     account          stock       of warrants      account        offering       offering
--------------------------------------------------------------------------------------------------------------------------
Stonestreet Limited                                 228,571          40,000      268,571
Partnership
--------------------------------------------------------------------------------------------------------------------------
W.E.C. Asset                                        285,714          50,000      335,714
Management, LLC
--------------------------------------------------------------------------------------------------------------------------
TOTAL                 1,083,684   9,671,848       2,057,142       5,795,284   17,524,274      1,083,684            5.865%
--------------------------------------------------------------------------------------------------------------------------


(1) Henry Fong is the President, Treasurer and Chief Financial Officer of Equitex, Inc.

(2) Includes 390,219 shares owned by another company in which Henry Fong is the sole member.

(3) Information concerning other selling securityholders, including current holders of Nova Financial System, Inc. and Key Financial Systems, Inc. common stock and common stock underlying warrants issued in connection with the acquisitions of the Nova Financial System, Inc. and Key Financial Systems, Inc. for which we have not received current information regarding their holdings of such securities. Such information will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of common stock.

(4) Includes 39,758 shares owned by another company in which Edward J. Names the general partner.

(5) Information concerning other selling securityholders, including current holders of Series H common stock issued upon conversion of the Series H 8% Convertible Preferred Stock for which we have not received current information regarding their holdings of the common stock. Such information will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the individual selling securityholders. As used in this prospectus, "selling securityholders" include donees and pledgees selling shares received from the selling securityholders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

         The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Each of the selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker- dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

         Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to their sales in the market.

         The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

         After the selling securityholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker- dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus and (f) other facts material to the transaction. In addition, after being notified by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

         We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

         In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

            INDEMNIFICATION PROVIDED IN CONNECTION WITH THE OFFERING
                         BY THE SELLING SECURITYHOLDERS

         The selling securityholders have agreed to indemnify, to the extent permitted by law, us, our directors, certain of our officers and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the selling securityholders furnished by the selling securityholders to us for use therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The legality of the shares of common stock being offered will be passed on for us by Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado.

                                     EXPERTS

           The statement of operations of Equitex, Inc. for the year ended December 31, 1998, and the related statements of changes in stockholders' equity and cash flows for the year ended December 31, 1998, which appear in our annual report on Form 10-K/A, incorporated by reference herein, has been so incorporated in reliance upon the report of Davis & Co., CPAs, P.C., independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Equitex, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which appear in our Annual Report on Form 10-K/A, incorporated by reference herein, have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting. With respect to the unaudited condensed consolidated financial information for the periods ended March 31, 2001 and 2000, and June 30, 2001 and 2000, incorporated herein by reference, the independent certified public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports included in Equitex's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, and Form 10-Q/A-2 for the quarter ended June 30, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

         The financial statements of Nova Financial Systems, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, and for the period from inception, October 10, 1998, through December 31, 1998, and the financial statements of Key Financial Systems, Inc. as of December 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998, both which appear in Equitex's Definitive Proxy Statement on Schedule 14A as filed May 16, 2001, and which appear in the Company's current report on Form 8-K/A as filed October 24, 2001, have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

Preliminary Prospectus Dated November 13, 2001

                                  EQUITEX, INC.


            17,524,274 SHARES OF COMMON STOCK TO BE OFFERED AND SOLD
                         BY THE SELLING SECURITYHOLDERS





                                November __, 2001





                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------







--------------------------------------------------------------------------------
|         No dealer, salesman or other person has been authorized to give      |
|    any information or to make any representations other than those           |
|    contained in this prospectus. Any information or representations not      |
|    herein contained, if given or made, must not be relied upon as having     |
|    been authorized by Equitex. This prospectus does not constitute an        |
|    offer or solicitation in respect to these securities in any               |
|    jurisdiction in which such offer or solicitation would be unlawful.       |
|    The delivery of this prospectus shall not, under any circumstances,       |
|    create any implication that there has been no change in the affairs of    |
|    Equitex or that the information contained herein is correct as of any     |
|    time subsequent to the date of this prospectus. However, in the event     |
|    of a material change, this prospectus will be amended or supplemented     |
|    accordingly.                                                              |
--------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

Registration and filing fee                                           $18,499
Printing and engraving                                                  2,000
Accounting fees and expenses                                            7,500
Legal fees and expenses                                                15,000
Transfer and Warrant Agent                                                500
Other                                                                     469
                                                                      -------
         Total                                                        $43,968
                                                                      -------


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

         Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16           EXHIBITS
--------------------------------------------------------------------------------

         The following is a complete list of exhibits filed as part of this Registration Statement:


EXHIBIT
NUMBER            DESCRIPTION
--------------------------------------------------------------------------------

2.1 Agreement and Plan of Reorganization among Equitex, Inc., Key Financial Systems, Inc. and Key Merger Corporation dated June 27, 2000 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000- 12374)

2.2 Agreement and Plan of Reorganization among Equitex, Inc., Nova Financial Systems, Inc. and Nova Acquisition Corporation dated June 27, 2000 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000- 12374)

3(i).1 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series D Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S- 3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).2 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series E Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON SEPTEMBER 8, 1999 (FILE NO. 814-00036)

3(i).3 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series F Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K/A AS FILED WITH THE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 000-12374)

3(i).4 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series G Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K/A AS FILED WITH THE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 000-12374)

3(i).5 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series H Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S- 3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).6 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Amended Certificate of Designation of Series H 8% Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).7 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. dated June 29, 2001. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).8 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series I Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.1 Form of Warrant Agreement for Warrants Exercisable at Weighted Average Price of $5.65 INCORPORATED BY REFERENCE TO THE
          REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.2 Form of Warrant Agreement for Warrants Exercisable at Nominal Price of $0.02 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.3       Registration Rights Agreement dated August 3, 2001 (FILED
          HEREWITH)

5.1       Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC (FILED
          HEREWITH)

23.1      Consent of Friedlob Sanderson Paulson & Tourtillott, LLC - see
          Exhibit 5.1

23.2 Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

23.3 Acknowledgment of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

23.4 Consent of Independent Certified Public Accountants, Davis & Co., CPAs, P.C. (Filed herewith)

23.5      Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED
          HEREWITH)

23.6      Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED
          HEREWITH)

24.       Power of Attorney- See Signature Page of Registration Statement
----------------------------

ITEM 17 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on November 13, 2001.

                                        EQUITEX, INC.



                                        By /s/ Henry Fong
                                           ---------------------------------
                                           Henry Fong, President, Treasurer and
                                           Chief Financial Officer


         KNOW ALL MEN BY THESE PRESENCE, THAT THE UNDERSIGNED OFFICERS AND/OR DIRECTORS OF EQUITEX, INC., BY VIRTUE OF THEIR SIGNATURES APPEARING BELOW, HEREBY CONSTITUTE AND APPOINT HENRY FONG, WITH FULL POWER OF SUBSTITUTION, AS ATTORNEY- IN-FACT IN THEIR NAMES, PLACES AND STEED'S TO EXECUTE ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-3 IN THE CAPACITIES SET FORTH OPPOSITE THEIR NAMES BELOW AND HEREBY RATIFY ALL THAT SAID ATTORNEY-IN-FACT MAY DO BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                          TITLE                      DATE
----------                          -----                      ----

/s/ Henry Fong                      Principal Financial and    November 13, 2001
-------------------------------     Accounting Officer and
Henry Fong                          Director


/s/ Russell L. Casement             Director                   November 13, 2001
-------------------------------
Russell L. Casement

/s/ Aaron A. Grunfeld               Director                   November 13, 2001
-------------------------------
Aaron A. Grunfeld

/s/ Joseph W. Hovorka               Director                   November 13, 2001
-------------------------------
Joseph W. Hovorka